EXHIBIT 99.1

Conatus Pharmaceuticals Reports Second Quarter 2019 Financial Results and Program Updates

SAN DIEGO, Aug. 06, 2019 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (Nasdaq:CNAT) today announced financial results for the quarter and six months ended June 30, 2019, and provided updates on its development programs.

Program Updates
During the second quarter, Conatus announced that top-line results from the company’s ENCORE-LF clinical trial of emricasan did not meet its primary endpoint, results from the 24-week extension in the company’s ENCORE-PH clinical trial of emricasan did not meet predefined objectives, and the company is discontinuing further treatment of patients enrolled in the ENCORE-LF trial. Consequently, Conatus and its partner, Novartis, have no further development plans for emricasan. Conatus plans to complete its ongoing clinical trials of emricasan for which the company is responsible under the collaboration agreement and is in discussions with Novartis for the wind-down of the collaboration.

In June 2019, Conatus announced that the company was implementing a restructuring plan in order to extend its resources, which included reducing staff and suspending development of its inflammasome disease candidate, CTS-2090. The company also announced that it had engaged Oppenheimer & Co., Inc., as its financial advisor to assist in the exploration and evaluation of strategic alternatives to enhance shareholder value. There can be no assurance of a successful outcome from these efforts, or of the form or timing of any such outcome.

Financial Results
The net loss for the second quarter of 2019 was $0.7 million compared with $4.5 million for the second quarter of 2018. The net loss for the first six months of 2019 was $5.4 million compared with $9.5 million for the first six months of 2018.

Total revenues consisted of collaboration revenue related to the company’s collaboration with Novartis. Total revenues were $10.8 million for the second quarter of 2019 compared with $8.8 million for the second quarter of 2018. The increase of $2.0 million was primarily due to a net cumulative catch-up in revenue recognized under the Novartis agreement, partially offset by lower revenues under the Novartis agreement due to lower emricasan-related research and development expenses.

Total revenues were $17.8 million for the first six months of 2019 compared with $18.5 million for the first six months of 2018. The decrease of $0.7 million was primarily due to lower revenues under the Novartis agreement due to lower emricasan-related research and development expenses, partially offset by a net cumulative catch-up in revenue recognized under the Novartis agreement.

Research and development expenses were $8.6 million for the second quarter of 2019 compared with $10.7 million for the second quarter of 2018. Research and development expenses were $17.9 million for the first six months of 2019 compared with $22.8 million for the first six months of 2018. These decreases were primarily due to lower emricasan-related research and development expenses and lower personnel costs, partially offset by recognition of severance and noncash stock compensation costs for research and development employees related to the restructuring plan announced in June 2019.

General and administrative expenses were $3.1 million for the second quarter of 2019 compared with $2.6 million for the second quarter of 2018. General and administrative expenses were $5.6 million for the first six months of 2019 compared with $5.3 million for the first six months of 2018. These increases were primarily due to recognition of severance and noncash stock compensation costs for general and administrative employees related to the restructuring plan announced in June 2019.

Cash, cash equivalents and marketable securities were $28.7 million at June 30, 2019, compared with $40.7 million at December 31, 2018. The company is projecting a year-end 2019 net balance of cash, cash equivalents and marketable securities of between $10 million and $15 million.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding: plans to complete ongoing trials of emricasan; concerning or implying the company will successfully complete a strategic alternative or that the company will be able to enhance shareholder value; and the company’s financial guidance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continues” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including: Conatus’ ability to successfully complete its ongoing clinical trials; whether desirable strategic alternatives can be identified; and the company’s ability to conserve cash or to complete a strategic alternative. In addition, if the company does not or is unable to retain certain remaining personnel, it may be difficult to complete a transaction. The company’s existing or future liabilities, including litigation, if any, could also be seen as detrimental to any potential parties to a strategic alternative. There can be no assurance that the company will be able to conserve sufficient cash or complete any transaction. Other risks regarding the company’s business are described in Conatus’ prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus’ forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Conatus Pharmaceuticals Inc.
Selected Condensed Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
Statements of Operations	June 30,		June 30,
	2019	2018	2019	2018

Revenues:
Collaboration revenue	$10,791	$8,774	$17,815	$18,511
Operating expenses:
Research and development	8,565	10,737	17,948	22,818
General and administrative	3,054	2,594	5,645	5,307
Total operating expenses	11,619	13,331	23,593	28,125
Loss from operations	(828)	(4,557)	(5,778)	(9,614)
Other income/expense	172	60	375	99
Net loss	$(656)	$(4,497)	$(5,403)	$(9,515)

Net loss per share, basic and diluted	$(0.02)	$(0.15)	$(0.16)	$(0.32)

Weighted average shares outstanding used in computing
net loss per share, basic and diluted	33,168	30,114	33,167	30,081

			June 30,	December 31,
Balance Sheets			2019	2018

Assets
Current assets:
Cash, cash equivalents and marketable securities			$28,749	$40,692
Collaboration receivables			3,194	3,677
Prepaid and other current assets			3,468	3,057
Total current assets			35,411	47,426
Property and equipment, net			124	154
Other assets			631	1,223
Total assets			$36,166	$48,803

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities			$9,811	$8,446
Current portion of deferred revenue			2,130	10,075
Total current liabilities			11,941	18,521
Deferred revenue, less current portion			-	2,815
Other long-term liabilities			116	68
Stockholders' equity			24,109	27,399
Total liabilities and stockholders' equity			$36,166	$48,803

CONTACT: Keith Marshall
Conatus Pharmaceuticals Inc.
(858) 376-2600
IR@conatuspharma.com